UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  10/20/2005

CECO ENVIRONMENTAL CORP
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-7099

DE	13-2566064
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

3120 Forrer Street, Cincinnati, OH 45209
(Address of Principal Executive Offices, Including Zip Code)

(416) 593-6543
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

As disclosed on an 8-K filed June 22, 2005, on June 20, 2005, Kirk and Blum Manufacturing Co., ("K&B"), an indirectly wholly owned subsidiary of CECO Environmental Corp. ("CECO"), entered into a Restated and Amended Purchase Agreement with Trademark Property Company ("Trademark") for the sale of the Cincinnati manufacturing and corporate office facilities (the "Agreement").   Due to time constraints and other projects, Trademark chose to assign the Agreement, with K&B's consent, to a third party that had indicated its desire to purchase the Millworks properties, including K&B's property. Therefore, pursuant to a Third Amendment and Assignment to the Agreement, dated as of October 20,2005, Trademark transferred all of its right, title and interest under the Agreement to Millworks Town Center, LLC.

In addition, under the Third Amendment, the closing of Parcel A has been extended until December 31, 2005. Also in connection with the Third Amendment, the refundable deposit of $200,000 that was escrowed was returned to Trademark by the title agent. The extension fees paid by Trademark, totaling $175,000, were retained by K&B in accordance with the terms of the Agreement. The closing of the acquisition is still subject to various customary closing conditions. Additionally, closing is subject to certain special conditions such as the negotiation of a definitive agreement setting forth K&B's post-closing possessory rights.

This report contains statements about the future, sometimes referred to as "forward--looking" statements. Forward-looking statements are typically identified by the use of the words "believe," "may," "should," "expect," "anticipate," "estimate," "project," "propose,""plan," "intend" and similar words and expressions. Forward--looking statements are not guarantees of completion of proposed transactions, availability of tax-free treatment, or similar matters. Forward--looking statements are subject to risks and uncertainties outside CECO's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see CECO's other SEC reports.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

CECO ENVIRONMENTAL CORP

Date: October 25, 2005.	By:	/s/ Dennis W. Blazer
Dennis W. Blazer
Chief Financial Officer and Vice President--Finance and Administration